UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                 FORM 8-K


                              CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): June 24, 2004



                                 NIKE, INC.

          (Exact Name of Registrant as Specified in Charter)


       Oregon                  1-10635                 93-0584541
    ____________             ____________             ____________

   (State of                  (Commission            (I.R.S.Employer
   Incorporation)            File Number)          Identification No.)

                             One Bowerman Drive
                         Beaverton, Oregon 97005-6453

                   (Address of Principal Executive Offices)
                          __________________________

                               (503) 671-6453

             (Registrant's telephone number, including area code)

                          ___________________________

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

    The following exhibit is furnished with this Form 8-K:

    99. Transcript of earnings release conference call on June 24, 2004

Item 12. Results of Operations and Financial Condition.

  On June 24, 2004, NIKE, Inc. held a public telephone call to discuss its fourth quarter earnings press release. A copy of the transcript of the conference call is attached hereto as Exhibit 99.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  June 24, 2004

                                         __________________________
                                         By: Donald W. Blair
                                           Chief Financial Officer

Exhibit 99


                                NIKE, Inc.
                  Q404 Earnings Release Conference Call
                       Moderator: Pamela Catlett
                             June 24, 2004
                              5:00 pm EDT


Operator: Good day, and welcome to the Nike Fourth Quarter and Year End Fiscal Year 2004 Earnings conference call. Today's call is being recorded.

At this time for opening remarks, I'll be turning the call over to Ms. Pamela Catlett, Director of Investor Relations. Ms. Catlett, please go ahead.

Pamela Catlett: Good afternoon, everyone. We are pleased you have joined us this afternoon to discuss Nike's fiscal 2004 fourth quarter and year-end results. For those of you who need to reference our release, you'll find it on our Web site, www.nikebiz.com.

You'll also find expanded information on the Web site about some of the highlights we'll be discussing today. Participants in today's call are Charlie Denson and Mark Parker, Presidents of the Nike brand, and Don Blair, our Chief Financial Officer.

Each of today's participants will provide brief prepared remarks, which will also be available on our web site immediately following the call.

Before I turn it over to Don, let me remind you that on this call we're going to make forward-looking statements based on our current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties are detailed in our reports we file with the SEC, including Forms 8-K and 10-Q. Some forward-looking statements concern futures that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures orders, which may vary significantly from quarter to quarter.

In addition, it's important to remember a significant portion of our business, including equipment most of Nike Retail, Nike Golf, Converse, Cole Haan, Bauer, and Hurley, are not included in these futures numbers.

Finally, during this call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's Web site.

In this call we may also discuss non-public financial and statistical information, which is also publicly available on that site, again, www.nikebiz.com. Now here's Don Blair.

Don Blair: Thanks, Pam. As you now know, we've posted another record year in fiscal 2004. Our brands continue to build momentum around the globe, and our U.S. retail distribution strategy began to bear fruit, driving our revenues over the $12 billion mark, up 15 percent versus last year.

Changes in foreign currency exchange rates accounted for almost seven points of the growth while the acquisition of Converse added another two points of growth to consolidated results for the year.

Futures orders for the next six months grew 11 percent in real dollar terms, almost a full point above last quarter's release. Excluding the impact of currency changes, futures orders increased nine percent, a significant acceleration versus the six percent growth we reported last quarter.

For the year, our consolidated gross margin was 42.9 percent, up 190 basis points versus fiscal 2003, and the highest in our history.
Currency changes accounted for about 70 basis points of the improvement.

The balance was the result of better margins on both inline and closeout product driven by cost initiatives on the products and tighter supply chains. We also delivered record profits as our full year diluted earnings per share were $3.51, up 27 percent versus fiscal 2003 before last year's accounting change.

And we've delivered that record profitability with extraordinary capital efficiency. For the year, our return on invested capital was 22 percent, four points better than last year, and we delivered nearly $1 billion of free cash flow from operations as we continued to tightly manage working capital and capital spending.

A lot of that cash went to shareholders. During the year we raised our quarterly dividend 43 percent and purchased $420 million of Nike stock, completing our four-year, $1 billion program. Incidentally, the program we just completed is our third share repurchase program since July, 1993, and we've completed each program within the period authorized by our board of directors.

And today we've announced that our board has authorized a new $1.5 billion share repurchase program to be completed over the next four years. So those are the headlines, and now let's dig into some of the details.

In our European region, which includes the Middle East and Africa, revenues grew 16 percent in Q4 and 18 percent for the full year with most of the growth coming from more favorable exchange rates.

For the year, footwear and apparel revenues both grew 18 percent, while equipment revenues advanced 26 percent. In the fourth quarter, European footwear revenues grew five percent as soft demand and the effects of the change in seasonal product flow were more than offset by 13 points of growth from currency changes.

After several years in which we grew substantially faster than the overall footwear market in Europe, our footwear revenue growth last year was more in line with the growth in the overall market.

We remain very confident in the long-term growth potential in Europe as economies in the west improve, the fast-growing markets of the east join the EU, and retail presentation improves across the geography. We're also encouraged by our fall and early holiday orders, which advanced in the mid-single digits on a currency neutral basis.

European apparel had challenges early in fiscal 2004, but has posted accelerating growth over the year. Revenues for Q4 advanced 33 percent, driven by marketing and product initiatives focused on the European football championships.

Equipment also finished strongly, as robust sales of football product drove a 43 percent revenue increase in Q4. Our gross margins in Europe expanded 340 basis points for the year, accounting for 110 basis points of our consolidated margin improvement.

About 200 basis points of the increase in European margins came from currency changes, while better inline pricing margins and more profitable closeouts drove the balance of the improvement.

Overall, fiscal 2004 pre-tax income for the European region was $751 million, an increase of 41 percent versus fiscal 2003. As always, our segment disclosure of regional pre-tax income is currently available on our Web site.

In the Asia Pacific region, revenues increased 25 percent for the quarter and 20 percent for the year. About eight points of the full-year increase came from stronger currencies in the region. For the year, footwear reported 17 percent growth, while apparel grew 23 percent, and equipment advanced 21 percent.

Revenues grew in nearly every country in the region. China reported the fastest growth in the region, advancing 66 percent for the year, while Japan added the most absolute revenue, posting double-digit growth in fiscal 2004.

For the year, Asia Pacific gross margins advanced a full point, accounting for 10 basis points of the consolidated gross margin improvement. Reported fiscal 2004 pre-tax income for the Asia Pacific region grew 21 percent to $355 million.

Our Americas region delivered a solid year in fiscal 2004, delivering $102 million of pre-tax income for the year, up six percent versus the prior year. Reported revenues grew 19 percent for the year, and 25 percent for the quarter, with eight points of full-year growth coming from stronger currencies in the region.

Robust revenue growth in Brazil and Argentina accounted for most of the increases. Gross margins fell 230 basis points for the year, reducing Nike and consolidated gross margins by about 10 basis points.

In the U.S., we began fiscal 2004 with an evolving distribution strategy and futures orders down 10 percent. Our U.S. region finished fiscal 2004 with fourth quarter revenue growth of six percent, futures up 10 percent, and over a billion dollars of pre-tax income for the year, up five percent versus last year's record level.

It was quite a year. For the year, revenues in the U.S. grew three percent as footwear grew two, apparel increased six percent, and equipment grew one percent. Gross margins in the U.S. advanced 140 basis points for the year, driving 60 basis points of our consolidated gross margin improvement.

Half of the improvement came from higher gross margins on sales of inline footwear, with the balance coming from better margins on closeout footwear, inline apparel, and retail sales.

During the fourth quarter, our third largest customer in the U.S., Footstar, filed for bankruptcy, announced plans to close a number of stores, and sold the balance to Foot Locker, Inc. This bankruptcy had a minimal impact on our fourth quarter revenues and profits as lower sales to Footstar were more than offset by higher sales to other customers, including Foot Locker.

At this stage, we expect we have paid most, if not all, of the amounts owed to us by Footstar. Earlier today, we reported that U.S. futures orders scheduled for delivery over the next six months rose 10 percent versus the year-ago period.

Orders from Foot Locker, including the newly acquired stores, were higher than prior year orders from Foot Locker and Footstar combined, accounting for about three percentage points of the overall futures growth for the U.S. region.

For the full year, revenues from our other businesses grew 51 percent to $1.4 billion. The acquisition of Converse accounted for just under half of that growth. Revenues at Hurley advanced about 35 percent while Nike Golf, Power Nike Hockey and Cole Haan each grew over 20 percent.

For the year, our other businesses earned $75 million of pre-tax profit, driven by the acquisition of Converse and significantly better profitability at Nike Golf and Cole Haan. Consolidated SG&A spending for Nike, Inc. grew 25 percent in the fourth quarter and 17 percent for the full year.

Changes in exchange rates accounted for about six points of the increase for both the quarter and the year. For the year, (demand creation) spending increased 18 percent, with seven points of growth due to effect of stronger foreign currencies, and about two points due to the acquisition of Converse.

(Higher) endorsement expenses in the U.S., an incremental investment in retail marketing and advertising around the world were key drivers of the balance of the increase. Operating overhead increased 17 percent for the full year.

Stronger foreign currencies accounted for five points of growth, while increases in incentive-based compensation added three points, and the acquisition of Converse added two points. Investments in Nike retail stores and supply chain improvements, as well as additional infrastructure in our fast-growing, non-Nike brand businesses, accounted for much of the remaining increase.

Other expense for the year was $75 million, down slightly versus the prior year. About two-thirds of this year's expense was due to foreign currency losses, mostly from Europe. These losses were offset by favorable translation of foreign currency denominated profits reported by our international regions.

The effect of netting these foreign currencies losses and the favorable translation of foreign currency denominated profits, was $157 million of additional pre-tax income for the year and $42 million for the fourth quarter.

Our effective tax rate for the quarter and the year was 34.8 percent, 70 basis points above the rate for all of last year, as a result of a higher tax provision on international earnings. Year to date, we've generated $1.5 billion of cash flow from operations, and used $545 million of cash for investing activities, including the acquisition of Converse.

Cash flow from operations, as you would see it on our GAAP cash flow statement, less cash used for investing activities, is our definition of free cash flow from operations, and that totaled $1 billion for the year.

Cash flow used for financing activities totaled $399 million, driven primarily by cash outflows for share repurchases and dividends, offset by proceeds from the exercise of stock options. As a result, as of May 31, 2004, we had $1.2 billion of cash and short-term investments, and our balance sheet is as strong as it's ever been.

As of May 31st, worldwide inventories were eight percent higher than a year ago. The acquisition of Converse and currency changes together accounted for about six points of growth. Inventory in the U.S. fell 11 percent.

At the end of the fiscal year, accounts receivable were two percent higher than the prior year. Stronger foreign currencies and the acquisition of Converse together accounted for four points of growth.

Without these factors, accounts receivable would have declined two percent. Nearly four years ago now at an analyst meeting here in Oregon, we outlined our financial goals for Nike: high single-digit revenue growth, mid-teens earnings per share growth, expanding return on invested capital and accelerating cash flow, and more consistent results based on our ability to manage a diversified portfolio of businesses.

In the time since that meeting, the Euro devalued significantly, then recovered all that and more. Terrorists attacked around the world, and war broke out in the Middle East. In the U.S., we made significant changes to our retail distribution strategy, and our third largest customer went bankrupt.

We implemented new systems and operations generating over 80 percent of our worldwide revenues. We acquired two new brands, and we delivered on the financial goals that we outlined those four years ago.

Over the last four years, we've compounded revenues at eight percent. We've grown earnings per share at an average of 14 percent per year, and we've raised our return on invested capital from 14 percent to 22 percent.

We've generated $2.8 billion of free cash flow from operations, and we've returned $1.6 billion of cash to shareholders in the form of dividends and share repurchases. Great athletes and great teams perform well in the face adversity, but they also have the discipline to stick to their game plans and win the games they're supposed to win.

Dynasties are built on consistency. Year after year against all levels of competition, great athletes and great teams just win. In some years, such as fiscal 2004, we may exceed our financial goals due to a positive economic environment, an acquisition or a strong product cycle.

In other years, we may be below our long-term target, but on average and over the long term, we believe we can deliver mid-teens earnings per share growth. Our expectations for fiscal 2005 remain consistent with the point of view we discussed last quarter, assuming a stable currency environment.

We're targeting high single-digit revenue growth for the year, but expect overall revenue growth will be higher in the first half of the year as we face a more difficult comparison in the second half.

First quarter revenues will also benefit from the Converse acquisition in the second quarter of last year. As a result, our current estimate for first quarter revenue growth is in the mid-teens. On the gross margin line, we expect that better foreign exchange hedge rates will enable us to be more competitive in Europe and Asia, and grow our overall gross margin percentage.

The increase in gross margins will be biggest in the second and third quarters when the year-over-year improvements in hedge rates will be the most significant. We're targeting a modest level of SG&A leverage for fiscal 2005, although not in the first quarter.

Our demand creation investment will be weighted toward the first quarter as the world focuses on a summer of sports. As a result of the Converse acquisition and the July implementation of new supply chain systems in Asia, operating overhead spending will also be weighted toward the first quarter.

As a result, while we expect our pre-tax profit margin will expand over the course of the full year, we expect it will narrow somewhat in the first quarter.

So in summary we're very pleased with the extraordinary performance in fiscal 2004, and feel we're in a great position to continue to deliver profit growth in line with our long-term financial models.

So with that, I'll turn the floor over to Mr. Mark Parker, President of the Nike Brand.

Mark Parker: Thank you, Don. And good afternoon, everyone. As you've just heard, Nike's fiscal year 2004 was yet another milestone for our company. What I find to be personally most gratifying is that we've generated these strong results by executing a more complete offense where each region, product category and subsidiary business contributed to the overall success of the year.

For those of you who know us well, you know that this is not a seasonal or fiscal year objective; it's an ongoing deliverable where our success is based on a focused and constant effort to improve on every front.

For example, Don just told you about our record gross margin performance for the year. Our investment in the Nike supply chain has been a major factor in our ability to drive upper gross margins.

It has contributed to our operational excellence and inventory management, including significantly reduced airfreight costs, which as you know drives profit margin growth and has a positive impact on our bottom line.

We've intensified our focus on building brand, strength and integrity. We're better managing our brand and communicating more effectively with our consumers, which, as you know, is a critical factor in our ongoing success.

There's a lot to talk about, but in the interest of time I'd like to highlight just a few areas of our business that I think demonstrates the sustained quality of our complete offense approach. Last June we entered fiscal '04 on the heels of the much publicized signings of LeBron James and Carmelo Anthony.

Media skeptics questioned the value of their contracts, and coupled with Michael Jordan's final retirement, asked the question, "Is Nike vulnerable?" So what happened? In December we launched LeBron's Air Zoom Generation, and we saw sell-throughs at a rate rivaled in our industry only by a Jordan launch.

The Air Huarache 2K4 followed, again through strong consumer demand. The Jordan brand, led by Carmelo Anthony, generated strong sales in the Jordan XIX game shoe, and the highly successful Jordan XII relaunch.

And Nike Shox continues to excite consumers to the point that one major retailer has informed us that they sold their entire inventory of $125 retail Nike Shox footwear at full price. Clearly there appears to be a healthy appetite for performance products as is evidenced by our strong growth in sales of premium footwear in several categories.

We're seeing great sell-throughs at retail and a solid and sustained trend in rising average selling price based on futures orders. In fact, we see positive signs that this trend will continue. For the futures period we reported today, we saw strong growth in both units and dollars, with average price gains of over six percent.

At the same time, we're fulfilling continued consumer demand with releases of classic Nike and Jordan products, like the ever popular Air Force 1, Dunks, and the Jordan XII, just to name a few.

As for what we'll be doing in the months ahead in the basketball category, just a few highlights include LeBron and Carmelo's participation in the summer Olympics, and the introduction of the LeBron Lo followed by the second generation LeBron signature shoe.

We also have a great new series of Nike Shox footwear coming this fall, followed by the Huarache 2K5.

Changing sports, we had another highly publicized athlete signing last summer of a 14-year-old footballer named Freddy Adu. Despite tremendous media scrutiny of Fred's young professional career, he's already making an impact on the MLS and on football fans in the U.S. and beyond.

But the story of Nike football is now in Europe. Over the past few months, Nike has earned an incredible amount of on-field exposure, thanks to the success of high profile football teams like Arsenal, who was undefeated in winning the U.K.'s premiere league title; FC Porto, who won the coveted champion's league title; Manchester United, who won the FA cup; and Valencia, winner of the UEFA Cup in La Liga in Spain.

Nike's association with these prestigious teams and others, our partnership with many of Europe's and the world's top players, and our incredible football product innovations clearly are resonating strongly with consumers in Europe.

For the past 12 months through March 2004, NPD (forward) data showed Nike has passed Adidas in football market share in the Big Five countries in Europe and in the northern European countries as well.

What is even more amazing is it does include sales since our launch of the Create Magic global brand initiative on April 1st. And during the 2004 European championships, which are underway right now, more than seven billion cumulative television viewers will see Nike deliver another season of football innovation.

Off the field, Nike football is dominating media around the globe with breakthrough communications on TV, cinema, at retail, online, and on the streets, tied together by the theme of encouraging kids to create magic.


Nike's objective is to become the leading football brand in the world. Just as our innovations are helping to drive energy into the sport, the same innovations are driving our business. For example, from fiscal year 2002 to fiscal year '04, our global football business has more than doubled in size.

We expect to continue this growth in fiscal '05 and beyond. As I touched on a minute ago on the prized innovation front, we've introduced some of Nike's most innovative and distinctive football products ever, including the Air Zoom Total 90 III boot, and the T 90 aero ball series, which is sold out in nearly every market.

In apparel we introduced the Total 90 Zero Distraction Training and National Team kits worn by key national teams including Brazil, Holland, Portugal, Russia, Croatia, USA, Mexico and Korea.

And finally, you've heard me talk for several quarters about our speed initiative and the summer of speed. Well, it's here. From day one, Nike's purpose has been to serve the athletes by creating products they need to be faster.

Throughout this summer, athletes such as Marion Jones, Lance Armstrong, Paula Radcliffe, Serena Williams, and many others, are competing in footwear and apparel that represents the most advanced performance technology Nike has ever created.

And we're communicating with consumers about speed and integrated global brand campaigns designed to reach both a broad and a very targeted audience. Looking forward, we will be focusing a considerable amount of attention on women in the coming year, starting with Shox for women, which we introduced earlier this month.

The Nike Shox platform has become second only to Air in our industry and could easily be considered our industry's most successful innovation of the 21st Century so far.

With the global launch of the Nike Shox Bella running shoe, the Nike Shox Energia training shoe and the Nike Shox Allegria walking shoe, women have Nike Shox cushioning systems designed specifically for them, another big factor in helping to get FY '05 off to a great start.

And I might add to please check nikebiz.com for a peek at some of these products. And finally, Don talked about the great financial performance of the Nike, Inc. subsidiaries. I point out that behind that financial success is an increasingly strong track record of brands like Cole Haan and Converse, which we intend to further enhance by leveraging the unique design in innovation technologies of Nike.

We are learning from each other and the Nike, Inc. portfolio is stronger and more integrated than ever. Before I turn you over to Charlie Denson, I wanted to close just by mentioning the ongoing Live Strong initiative with Lance Armstrong.

As Lance prepares to go after his sixth straight Tour de France title, we are helping raise $6 million for the Lance Armstrong Foundation by selling Live Strong yellow wristbands. So I'd encourage you to check out www.wearyellow.com to consider how you might support this effort.

And we wish Lance well on what could be an historic race this next month. So with that, I'll turn you over to my partner, Charlie Denson.

Charlie Denson: Thanks, Mark. Good afternoon, everyone. It's a good day today. As I was preparing my comments for the call this time around, I was going through my traditional spins, reviewing our performance by region around the world.

It's an expected approach, and most cases probably preferred, easy to follow and understand. I'm told a boring report to the street is usually good thing: no surprises, meet expectations, you deliver the expected and life goes on.

The problem with that, it's cultural around here. Our job is to surprise people. Our essence of existence depends on recreating ourselves, waking up and expecting an audience in attacking and counterattacking our competition.

So my first draft, it felt way too predictable. The USA market's the healthiest in years. European business grows again for the 10th year in a row. China and Japan lead the fasting growing geography in the Asia Pacific.

The Americas becoming a more stable business environment. Well, now, maybe that's something new. These were the headlines. So what else is new?

The danger of times like this is becoming complacent or assuming, even letting a tone of arrogance seep into your consciousness. I can guarantee you we're not letting that happen. But we do feel pretty good about where we are right now.

So I thought maybe just this once I'd take a little less predictable approach to the call and talk about some things, some other things that are going on around here. Maybe you'll find these items useful, and if not, then at least we'll provide you with a little amusement.

Let's talk about what's new. There's lots of things. First, we are now shipping direct in both India and Russia, completing our strategy to own our business directly in the four big emerging economies, including China and Brazil.

We have a local team of 50 working out of our office in Moscow, and we'll have 40 people on the ground in India. Michael Jordan and the Jordan brand have just concluded a trip to Asia to kick off a focused effort to grow the Jordan business on an international scale.

If his reception is any indication of the demand for the product, this could be a great growth vehicle for us in countries like China, Japan and Taiwan. The reception was incredible, and the game of basketball will only get more popular.

The Foot Action saga has now run its course with Foot Locker, Inc. coming out as the proud new owner of the remaining Foot Action stores. We will look to create points of differentiation with our mall-based athletic specialty distribution.

I know you will have ongoing questions here, and while we don't have all the answers yet, we'll continue to communicate as we work through our plans. And with the recent consolidation of Galyan's, we will continue to build on our already solid relationship with the Dick's Sporting Goods chain.

We have become the number one market share leader in football footwear in Europe. Now that is new. In fact, it's a first. We're not declaring victory here yet. With the European championships underway -- and oh, by the way, does anybody know the score of the Portugal/England game, and our launch of the new Air Zoom Total 90 package, we are looking forward to the next two years and the build up of the World Cup in Germany.

I said up front that the Americas was becoming a more stable business environment, and it is. We're just not planning on it staying that way forever. The last 200 years says that this could be another calm in the storm.

That said, the passionate appetite for sports has never waned there, and we feel we could be more aggressive here if we could mitigate some of the currency and geopolitical risks. The strategy to do more local manufacturing will install a much larger natural hedge position on our assets and inventories, and allow us to be a stronger player in a very important piece of our long-term growth agenda.

It's not news. You've heard Mark and Don both talk about it, but exciting just the same is the summer of sport. We've been talking about it since Q2. The Euro champs, the Tour de France, the Copa America tournament, South America, topped off with the Olympics, September and the shareholders meeting will be here in no time.

And finally, what would a conference call be without an update on our supply chain implementation. In July, we'll add Japan, Southeast Asia, and our Asian apparel group putting almost 90 percent of our global business on the new platform.

Everything is on track. And there is the most recent report on the key indicators. Our futures are up nearly 11 percent in real dollars. Nike retail has had their best year ever and their best comp store gains since fiscal year '98 in all eight of our business units.

Four regions, three product types and global golf have finished with year-on-year growth. We grew $1.6 billion on the revenue line this last year. For the next call, I'll probably return to the expected predictable review of the regional business environment and our performance, but I can assure you we won't do that with the consumer.

If our results are as strong as they are at this time, I thought being a little less predictable was worth the risk.

As we wrap up this call, I would like to reflect on one thing: there are many great things about the written word and its ability to be remembered. It can be recalled as a fact, as an example, or as an historical accountability.

It was almost three years to the day with our stock price at 41 in change that we were described as being in a classic case of growth purgatory.
As I think back on that report, I also conclude that sometimes the written word can even be recalled as a challenge, a motivator, or even an example, that believing is more important than predicting.

So you can understand why I won't make any predictions about fiscal year '05. What I will tell you is that I believe in our leadership, our management group, and our entire team around the world.

We are focused on continuing to build and enhance our brands, grow our business in a healthy and sustainable way, and continue to deliver value to our shareholders. So let's open it up for questions. Thanks a lot.

Operator: Ladies and gentlemen, today's question and answer session will be done electronically. If you'd like to ask a question, please press star one on your touch-tone telephone.

If you're using a speakerphone, please make sure the mute function is turned off to allow the signal to reach our equipment. Once again, star one. We'll pause a moment to gather our roster.

We'll take our first question from Noelle Grainger with JP Morgan. Please go ahead.

Noelle Grainger:  Hi.  Can you hear me?

Pamela Catlett:  Yes, we can hear you, Noelle.

Charlie Denson:  That's good.

Noelle Grainger:  So do I get a prize if I know the score?

Charlie Denson:  You do.

Noelle Grainger:  They're in penalty.

Charlie Denson: That's great, Noelle. You even had the Syracuse score from last time.

Noelle Grainger:  OK.

Pamela Catlett:  Now you get two questions.

Noelle Grainger: Oh, that's my prize. OK. First question is on Asia Pacific. The business has been very, very strong over there. Sales and bookings both up, you know, more than 20 percent. Can you talk about the business a little bit?

What do you see happening over there and, you know, do you view this as the next, you know, Europe for Nike?

Charlie Denson: Noelle, this is Charlie. I don't think so. I think - I would love it to be the next Europe in the sense that Europe's going for 10 years in a row. So if we could work that out, then that would be fantastic.

I think -- we feel pretty good about our business and our position in Asia. We continue to build our performance position and get away, a little bit more away from, you know, what has traditionally been an American fashion brand, albeit with a sports influence.

And that gives us more stability in the region and doesn't make us so dependent on some of the fashion-related business that tends to ebb and flow in part of the region. And then I think as you look at the economic growth coming out of places like China, it gives just a lot of different platforms from which we can grow and diversify our business.

Noelle Grainger:  Do you want to call out a revenue opportunity?

Charlie Denson:  China.

Noelle Grainger:  Dollars?

Charlie Denson:  No predictions today.

Noelle Grainger:  OK.  And my second question would be on Foot
Action/Foot Locker, you know, purchase of Foot Action. You have had your discussions with them. At this point in time, do you expect to maintain your current or your previous penetration, grow it, lose it? How are they currently planning on merchandising that business?

Charlie Denson: Yes, I think -- I mean the biggest question, I think, that still needs to be answered as we work with the Foot Locker group on where these stores go is how to differentiate them.

And I think, I don't think I could really comment any further than that with respect to the level of penetration in the doors. You have to contact the Foot Locker folks for that answer. But I think I was very pleased to see the stores remain in the, you know, in the pool, so to speak, in that we didn't lose that additional distribution throughout some pretty key markets throughout the U.S.

And I think they're going to try and differentiate those doors and maintain the Foot Action banner, which was great news for us.

Noelle Grainger: Do you see -- based on performance, but how do you, do you give them different technologies? How do you differentiate if they both want performance?

Charlie Denson: Well, we're still working on differentiation strategies. And as I said in the prepared comments, we will continue to communicate as those firm up. But at this point in time, I don't have anything concrete to report.

Noelle Grainger:  Right.  Thanks a lot.

Pamela Catlett:  Thanks, Noelle.

Operator:  We'll go next to Jeff Edelman, UBS.  Please go ahead.

Jeff Edelman: Thank you. Good afternoon. Don, I was wondering if you could explain the currency effect discrepancy between your fourth quarter sales in the Europe region and the futures growth because it looks like there's a 14 percent currency pickup on the sales line but only a three percent differential in futures.

Don Blair: Well, the only thing I can tell you is the way we do the calculation, the fourth quarter would have been the average of the fourth quarter against the average of fiscal '03. And we do a projection for the futures period based upon essentially current exchange rates.

So we don't try to guess and speculate as to any major moves in the currency. And if you just look at the year-over-year rates, that's how we come out.

Jeff Edelman: OK. So then that's the best guide we should use for sales over the near term?

Don Blair: Well, it's our handicap on currency. I mean, you pay your money and you take your chances, try to guess where the currency's actually going to be.

So the way our numbers get reported, they don't get reported at the rates that are in effect as the quarter goes on, so.

Jeff Edelman:  OK.  OK, great.  Thank you.

Don Blair:  OK.

Operator: We'll go next to Margaret Mager, Goldman Sachs. Please go ahead.

Mark Parker:  Hi, Margaret.

Margaret Mager: I know we're not supposed to say congratulations but I just want you to know we're giving you a standing O over here at GS.

Mark Parker:  Oh, thank you.

Pamela Catlett:  Thank you, Margaret.

Margaret Mager: I feel like I'm watching one of those great moments in sports. It's fantastic.

Charlie Denson: Speaking of that, Portugal just went through to the semi-finals.

Margaret Mager:  But a good performance should be recognized.

Charlie Denson:  Thank you.

Margaret Mager: Anyway, my question, I wanted to ask about the comment regarding performance footwear, and you know, the view that performance footwear is picking up, driving a market, et cetera.

Does this mean that non-performance footwear is being left in the dust? Because the way I kind of look at it, it seems to me that the consumer is responding to good design, whether or not it's performance, quote unquote, or non-performance, quote unquote.

And I just want to know if I'm generally seeing the right thing here.

Mark Parker: OK, Margaret. This is Mark. Let me take that one. I think your observations are correct in your good design comment. We have -- we're continuing to see performance just move up and up in the futures numbers and average prices obviously coming up with that.

I think the design comment is pretty accurate. We've actually learned some lessons from some of the great product sell-throughs we've had on the active side of the business, which is generally more simple design, more finished, more compelling design, it's not so busy, not so over-designed.

And we actually take those lessons and apply that to performance product, and we're actually seeing the results. And one of the great examples of that, I think, is the 2K4, the Huarache 2K4 basketball shoe, which is really inspired by some of the retro shoes that we've had.

But putting modern technology in finishing materials into the product. And the response to that has been incredible. So we're seeing that across the board.

Now the active side of the business is, it's still growing. I would say not at the rate it has been growing over the past 12, 24 months. But it's still growing, nonetheless. So we feel good about the position we have on active.

Margaret Mager:  Yes.

Mark Parker: We feel very good about the position we have on performance.

Margaret Mager: Yes. Mark, I've had some comments come to me regarding your strategy for Air Force 1 product in particular.

Mark Parker:  Yes.

Margaret Mager: And what you're doing with, for Air Force 1 look-alike product in the moderate price zone. Can you just talk to that a little bit, if you know what I'm talking about?

Mark Parker: Yes, no. Of course. We really try to keep the Air Force 1 and other franchise classic product like that fresh in the marketplace. And I think when you put a Nike trademark on a shoe like that, it's worth a lot at retail.

Not to say that there isn't some drafting going on with look-alike, lower-priced products. Honestly, we're not seeing that effect, the sales of that product.

We actually keep a limit on that product with the interest of sustaining its lifespan. But we treat our franchise classic product with a lot of care and discipline. And part of that is actually doing a lot of smaller runs of that shoe, limited edition runs.

We're doing signature versions of that, like the LeBron shoe, Michael Vick version coming up. So there's ways we can kind of keep that shoe fresh and interesting and relevant, and make sure that the Nike, the original authentic version of that product is continues to be strong, like other product.

Like the Dunk, for example, is another great example. So we're really exercising a lot of discipline and restraint there. And we're not seeing the, sort of, knock-off attempts on that product really affect our volumes in any significant way.

Margaret Mager: OK. That's helpful. And if I could push it a little bit, distribution and this whole idea of consolidation at retail, how do you react to that? I guess one way to cut at this question is to ask about the concentration of your customer base in the U.S. market.

Is it becoming more concentrated with these combinations and is that an issue? Because, I guess, if I take a historical reference point, I'm sure your top-paying customers look a bit different today than they did, you know, five years ago or 10 years ago.

So there's an ever-shifting landscape at retail. But if you could speak to the idea of concentration and your view of that.

Charlie Denson: Yes, Margaret. This is Charlie. I'll take that one. The concentration right now, I think, is beneficial because I think the better retailers are winning out. I mean, the purchase of the Galyan's format right now by the Dick's Sporting Goods team is, I think is a great move for them and I think will really benefit us in the long term.

I think they do a nice job of presenting brands and managing brands in the marketplace. And we have a great relationship with those folks. As well as any athletic specialty areas. So as long as we keep seeing improvement from retail distribution in these consolidations and it isn't deteriorating, I think it plays to our strength and our benefit.

The other thing I would just say is that the regional independence today, and I talked about this quite a bit over the last, probably, year, I think is probably in the best shape it's been in quite some time.

We have a very strong series of good, strong independents operating in different regions around the country here in the U.S. that are really driving a lot of the trends in the -- whether it's in the inner-cities or some of the other hot spots or hot shopping districts in the country.

And so, you know, we're seeing both. And I think that it's positive for the brand and positive for the business. And I think the numbers are starting to reflect that.

Margaret Mager:  OK.  Thanks.  One victory lap and back to work.

Charlie Denson:  Right.

Mark Parker:  Yes.  Got it.

Operator: We'll go next to Virginia Genereux with Merrill Lynch. Please go ahead.

Virginia Genereux:  Thank you very much. And Pam, can I ask two?

Pamela Catlett:  Sure.

Virginia Genereux: OK. Thank you. The first one I ask, Don, you guys are obviously doing a great job with the levers in the model, as you say, and on the SG&A spending side, you had great gross margin expansion.

On the SG&A side, could you comment on some of your investments that could be setting up for leverage there in the longer term, whether it is, you know, the last of the supply chain in Asia Pacific this summer? Can you talk a little bit about where you might get SG&A leverage...

Don Blair:  Sure.

Virginia Genereux:  going forward after the events?

Don Blair: Well, the first thing I want to talk about is that, to some degree, the P&L equation that we're running is evolving a little bit. We're investing, in some cases on the SG&A lines, we're getting our returns on the gross margin lines.

And I'll give you a couple of examples of that. We talked about Nike supply chain. If you look at a lot of the drivers of our gross margin so far this year, cleaner supply chain has been one of the major drivers.

It leads to lower air freight, it leads to lower closeouts, more profitable closeouts. We tend to get more product pushed through the same distribution infrastructure. So supply chain investments on the SG&A lines pay back on gross margin.

Another example is outlet stores. We've been building outlet stores outside the U.S. and when we put out own closeouts through the outlet stores, we have a higher gross margin. So that's one thing to bear in mind.

That said, some of the things that you mentioned, we will be completing supply chain implementation within a couple years. As Charlie mentioned, we've put down quite a bit of infrastructure, both in emerging markets for the Nike brand in places like Russia and India, and also in some of our new branded businesses like Hurley and Nike Golf and Cole Haan.

So all of those investments are paying off pretty well right now, but I think we're going to see some significant acceleration in all of those businesses, including the emerging market businesses.

And I think that's going to help us with SG&A over time. But, you know, one thing that we also have talked about is, as we move internationally, it gets harder and harder because those businesses tend to be a little more fragmented.

But I think we're in great shape running the overall P&L equation right now, and that's what we try to do.

Virginia Genereux: Great. Understood. Thank you. And then secondly, if I may, I just didn't understand your commentary, Don, about the August quarter. I just wanted to be clear on that.

You said we expect margin expansion throughout '05, and then for the first quarter, you said that it would be narrower. Should we expect some margin expansion in August? Can you -- just wanted to be sure I understood your comment earlier.

Don Blair: No, my point was if you think about a pre-tax profit margin, we don't expect pre-tax profit margin expansion in the first quarter at all. And the reason is that, while we are going to get significant revenue growth, a lot of our cost structure investments are going to be front-loaded because you've got the acquisition of Converse and we've got all the (demand creation) around the summer's events falling into the first quarter.

Virginia Genereux:  Got it.  Thank you.

Pamela Catlett:  Thanks, Virginia.

Virginia Genereux:  Great job.

Operator: We'll go next to Robert Drbul with Lehman Brothers. Please go ahead.

Robert Drbul:  Good afternoon.

Don Blair:  Hi, Bob.

Pamela Catlett:  Hi, Bob.

Robert Drbul: A couple questions. I guess first on your -- can you give us an idea, when you look closely at the business, you know, going forward, you have some tough comparisons, you're coming up against, you know, on the order book as well with the strong numbers that you've delivered.

You know, in terms of the overall business, continued market share gains that you see out there, and sort of what we should be expecting from Europe?

Charlie Denson:  From Europe?

Robert Drbul:  Yes.  Europe.

Charlie Denson:  Is that what you said, Bob?  OK.

Robert Drbul:  Yes.

Charlie Denson: This is Charlie. Yes, I think, you know, we've been talking about Europe over the last year and, you know, fortunately we've got the currency tailwind that's given us a chance to take a little bit of a break, take some of the pressure off of the business model itself and we're making some repairs, so to speak, as we go.

I think -- I'm still pretty bullish about the European marketplace myself. I think that you're starting to see some consolidation at retail. I think that's healthy for us. You know, Foot Locker has continued to do a nice job in the European implementation of their format.

And I think that's been a positive for the marketplace and for the brands overall in general. So the other thing that we're starting to do is look at ways to diversify our business. We've done a fantastic job of keeping everybody focused on soccer and core football.

But there's a lot of other things going on in Europe in areas like tennis and running, outdoor, even basketball, as you see some of the international stars playing in the NBA. The women's business is continuing to improve.

And I think of any of the marketplaces where we can really run this whole concept around a sport business and an active life business, the European marketplace is probably the most balanced with respect to that approach.

So I can think of a lot of things and a lot of ways to grow the business in Europe.

Robert Drbul: OK. And the second question is in the U.S., essentially. Can you talk a little bit about the apparel business, by channel.
There's, you know, a lot of talk about the price to pro compression, you know, your product out there, active versus performance, the expectations, and what you're seeing in that segment of the business?

Charlie Denson: Yes, we're still seeing, we're seeing the apparel business reflect a lot of the same characteristics of footwear with a shift towards performance. We think that plays to our strengths.

It is just beginning, and it is truly branded performance apparel. The license business is starting to flatten out a little bit, and some of that money open to buy is moving back into branded performance apparel as well.

Pro compression, it's a competitive marketplace. It's a continued - it's a market that continues to expand. We have done a lot of work on our product and feel great about the new product coming.

We've got a major campaign coming this fall, focused on pro compression. And it's going to be fun. I'm looking forward to it.

Mark Parker: Yes, I'll just add -- this is Mark. I'll add that the women's business, the women's apparel business in the U.S. is very strong right now on both the sport and the active side of things. So we feel very bullish about that.

And then there's a lot of upside still on the active side, active lifestyle side of Nike as well. We have a real effort around strengthening our branded apparel business, and we're starting to see some real results that I think will show up even more dramatically in the second half of fiscal '05.

Robert Drbul: And if I could squeeze one more in, Pam?

Pamela Catlett:  Got to hurry.

Robert Drbul: All right. The golf business, there's been a lot of talk about -- and you said your golf business was up 20 percent. Can you give us a little bit more of an elaboration in terms of what you're seeing around margins in golf and, you know, some of the competitive issues that are out there?

Charlie Denson: Well, you know, I think for some of the other guys that have had some fairly rough quarters here recently, and some tough announcements, I mean, we kind of anniversaried that last year.

And we're very pleased with our performance this year. It's been a competitive marketplace for the last 18 months. We actually feel like we're through the worst part of it ourselves with the introduction of both the Slingshot and the Ignite concepts.

We're feeling pretty good about our position in golf.

Robert Drbul:  Great.  Thank you.

Pamela Catlett:  Thanks, Bob.

Operator: We'll go next to Dennis Rosenberg, Credit Suisse First Boston. Please go ahead.

Dennis Rosenberg: Hi, guys. I had a question about the European futures. In the press release it said all of the regions posted healthy futures increases in both footwear and apparel. So are Europe futures up in footwear in constant dollars? And if so, you know, what's the reason for the big change?

Don Blair: Yes, the answer, Dennis, is they are up. And I think in my prepared remarks I said they were up in the mid-single digits. And that is in constant dollars.

Dennis Rosenberg: OK. So, you know, what's causing the big swing given the environment there?

Charlie Denson: Well, again -- this is Charlie, Dennis. One of the things, like I said, we've been working on this for a while. And we're starting to see kind of a balance come through on sport and active.

And I think we're actually doing a little bit better job of building product for that marketplace right now. And it's starting to pay off. We still have work to do. We still think that there's a lot of momentum that we can build there.

But it's going to take a little bit of time.

Mark Parker: Yes, from a category standpoint, we're seeing football, women's in general, tennis and some of the active business actually picking up.

Dennis Rosenberg:  OK.  Do you think that's sustainable?

Mark Parker:  Yes.

Charlie Denson:  Definitely.

Dennis Rosenberg: OK. And my second question relates to currency, other expense for this coming year. You know, what do you see the -- based on currency where it is now, what do you see the other expense line looking like, and what do you see the net currency impact on earnings for the year?

Don Blair: Well, Dennis, I'd rather not make this a model-building conversation about specific lines, but the net impact, as we talked about, for fiscal '04 on the translation side was $157 million.

And that's a net number of translation, net of hedges. For next year, we expect that that number is going to be significantly smaller. So, you know, if you do the math, you know, there's about 10 percent or so growth that came out of that translation benefit that we wouldn't necessarily expect to see next year.

On the margin lines, we are going to get some benefits next year, as I've talked about on the last couple of calls. But we do believe we've got some work to do on the products. So our margins, we expect, will be up overall.

But we're going to have to invest back some of that FX on the margin lines.

Dennis Rosenberg:  Thank you.

Pamela Catlett: So we've got time for about two more questioners, just to let you know.

Operator: We'll go next to Robby Ohmes with Bank of America Securities. Please go ahead.

Robby Ohmes: Oh, thanks. You know, just a quick question. I was hoping you could comment on the -- can you tell us how big the licensed apparel business, the NBA stuff you were doing with the 11 teams that's shifting over to Reebok, kind of how big that was and what you would be offsetting that with as you head into fiscal '05?

Charlie Denson: Yes, Robby. This is Charlie. I don't have the numbers in front of me. Maybe that's something we can back to you on. But it's a significant piece of business. I think where we're encouraged, and where we'll go to replace most of that business is to our increasing college programs.

And I think doing some different things with the different colleges, we have a few things that we're working on right now that we're excited about. But most of that will be taken up by the colleges.

Mark Parker: Yes, I'll just add, I think baseball's going to be a big opportunity for us. We have a new Cooperstown collection, so that's going to be strong. And then outside the U.S. obviously soccer or football, with all the team franchises we have, will also continue to be really strong.

Robby Ohmes:  Great.  Thanks a lot.

Pamela Catlett:  Thanks, Robby.  Last -- one more question.

Operator: Our final question will be from John Shanley with Susquehanna Financial. Please go ahead.

John Shanley: Thanks. Just a quick question, Charlie, on the European market. I wonder if you can give us a quick update on the five major markets, and how did the brand do in the fourth quarter, particularly in the footwear category and the futures that you got out of the five big western European countries.

Is that pretty comparable to what the overall European sector is?

Charlie Denson: Yes, John. It's -- and it's pretty much the same from last quarter, too. We're not seeing any big shifts. We think that, you know, France, which has been a little bit of a challenge, is starting to improve a little bit.

I mean, we're still not out of the woods there. But overall, Western Europe is performing pretty much the way it has over the last two quarters. You know, with European -- you know, you stop and think about all of the things that are going on in Europe right now from a sports event standpoint.

You've got European championship, you've got Wimbledon, the French Open just finished, Tour de France starts here in about two and a half weeks, the Olympics come out. I mean, it's going to be pretty jam packed.

And we think we can really, you know, work off of that as we move into the second half of fiscal year '05.

John Shanley: How about the U.K., Charlie? Has there been an improvement in terms of the retail climate for athletic products in that market?

Charlie Denson: Not really. I would say pretty static, you know, still cleaning up inventories in some of the major retailers, and continue to work on some of that.

Still a very viable and vibrant market for us. A lot of things going on in London. Niketown, London, as I said in my prepared remarks, had its biggest year ever. And so we're excited about all that.

I think that, you know, the U.K. is obviously the, you know, the biggest market in Western Europe for us and it's going to continue to be that way for, you know, some time to come.

John Shanley:  OK.  Thanks a lot, guys.

Pamela Catlett: Thanks, everybody, for joining us. We'll talk to you soon.

Operator: Ladies and gentlemen, this does conclude today's teleconference. We thank everybody for their participation. You may disconnect at this time.